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                                                                    Exhibit 23.2

                              [LETTERHEAD OF KPMG]


INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of Open Text Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 of Open Text Corporation of our reports dated July 29, 2002, with respect to the consolidated balance sheets of Open Text Corporation as of June 30, 2002 and 2001, and the consolidated statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended June 30, 2002, and the related consolidated financial statement schedule, Schedule II
- Valuation and Qualifying Accounts, which is included in Item 14(a)(2), which reports appear in the June 30, 2002, annual report on Form 10-K of Open Text Corporation.





/s/  KPMG LLP


Chartered Accountants

Toronto, Canada
September 25, 2002